Exhibit 5.1

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3 E Network Technology Group Limited

Aegis Chambers, 1st Floor, Ellen Skelton Building

3076 Sir Francis Drake’s Highway

Road Town, Tortola

VG1110, British Virgin Islands

24 June 2025

Dear Sirs

3 E Network Technology Group Limited

We have acted as British Virgin Islands legal advisers to 3 E Network Technology Group Limited (the “Company”) in connection with the Company’s registration statement on Form F-1 (the “Additional Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on 24 June 2025, which is related to, and incorporates by reference, the Company’s registration statement on Form F-1, initially filed on 13 December 2024 (including all amendments or supplements thereto and its exhibits, the “Registration Statement”), related to the sale by a certain shareholder of the Company of up to 14,666,681 Class A Ordinary shares (the “Sale Shares”).

This opinion is given in accordance with the terms of the Legal Matters section of the Additional Registration Statement.

We are furnishing this opinion letter as Exhibits 5.1 and 23.1 to the Additional Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws and practice of the British Virgin Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate, a copy of which is attached to this opinion as to matters of fact, and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We also assume that no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for the Sale Shares and there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as a BVI business company, limited by shares under the BVI Business Companies Act 2004 (as amended), is validly existing and was, at the date of the Certificate of Good Standing in good standing with the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”);

3.2	based solely on our review of the M&A, the Company is duly authorised to issue a maximum of 500,000,000 shares with a par value of USD0.0001 each, comprising 400,000,000 shares of Class A Ordinary Shares, par value USD0.0001 per share; and 100,000,000 shares of Class B Ordinary Shares, par value USD0.0001 per share; and

3.3	the issue and allotment of the Sale Shares have been duly authorised and when allotted, issued and paid for as contemplated by the Resolution and the Additional Registration Statement, the Sale Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, in the absence of a contractual arrangement to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation of the Company dated 6 October 2021;

2	the register of directors of the Company;

3	the Amended and Restated Memorandum and Articles of Association of the Company dated 3 January 2024 (the “M&A”);

4	the written resolutions of the board of directors of the Company dated 6 June 2025 respectively (the “Resolutions”);

5	a certificate of good standing relating to the Company dated 23 May 2025 issued by the Registrar (the “Certificate of Good Standing”);

6	the Additional Registration Statement dated 24 June 2025; and

7	the Registration Statement.

3 E Network Technology Group Limited

Aegis Chambers, 1st Floor, Ellen Skelton Building

3076 Sir Francis Drake’s Highway

Road Town, Tortola

VG1110, British Virgin Islands

June 24, 2025

To:	Travers Thorp Alberga Unit 3605-06 Tower Two Lippo Centre, 89 Queensway Hong Kong

Dear Sirs

I, Tingjun Yang, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of British Virgin Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The M&A remain in full force and effect and are unamended.

2	The written resolutions of the Board of Directors of the Company dated 6 June 2025 (the “Resolutions”) were signed by all of the directors in the manner prescribed in the relevant M&A at the time of signing.

3	The shareholders of the Company have not restricted or limited the powers of the directors in any way.

4	The resolutions set out in the Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

5	The directors of the Company at the date hereof are as follows:

Tingjun Yang

Yu Liu

Na Mi

Hao Liu

6	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company, nor has any receiver been appointed over any of the Company’s property or assets. Nor has the Company taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets.

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I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn.: Mr. Richard Thorp) to the contrary.

Signature:	/s/ Tingjun Yang
Name:	Tingjun Yang
Title:	Director